Exhibit 10.2

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of December 3, 2013, by and among VANTAGE ENERGY II, LLC, a Delaware limited liability company (“Borrower”), WELLS FARGO BANK, N.A., as Administrative Agent and as LC Issuer, and the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, Borrower, Administrative Agent and Lenders entered into that certain Credit Agreement dated as of November 29, 2012 (as amended, supplemented, or otherwise modified to the date hereof, the “Original Agreement”), for the purpose and consideration therein expressed, whereby Lenders became obligated to make loans to Borrower as therein provided; and

WHEREAS, Borrower, Administrative Agent and Lenders desire to amend the Original Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Agreement, in consideration of the Loans which may hereafter be made by Lenders to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

DEFINITIONS AND REFERENCES

Section 1.1.                                 Terms Defined in the Original Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Agreement shall have the same meanings whenever used in this Amendment.

Section 1.2.                                 Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this Section 1.2:

“Amendment” means this First Amendment to Credit Agreement.

“Amendment Documents” means this Amendment, the Consent of Guarantors and all other Loan Documents executed and delivered in connection herewith.

“Consent” means the Consent and Agreement dated of even date herewith, executed by the Guarantors in favor of the Administrative Agent in the form attached hereto.

“Credit Agreement” means the Original Agreement as amended hereby.

“Existing Lenders” means each Lender listed on the Lenders Schedule attached to this Amendment as Schedule 3 who was party to the Original Agreement.

“New Lenders” means each Lender listed on the Lenders Schedule attached to this Amendment as Schedule 3 who was not party to the Original Agreement.

“Release” means that certain recordable Release executed in connection herewith by Administrative Agent as mortgagee under that certain Open-End Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated November 29, 2012 from Vista Gathering, as mortgagor, to Administrative Agent, as mortgagee, encumbering the Vista Gathering System.

“Vista Gathering System” means the gathering system owned jointly in undivided equal interests by Vantage Appalachia and Vista Gathering.

ARTICLE II.

AMENDMENTS

Section 2.1.                                 Defined Terms.

(a)                                 Section 1.1 of the Original Agreement is hereby amended to add the following defined terms thereto in appropriate alphabetical order to read as follows:

“Appalachia Gathering Contract” means any contract or agreement that obligates any Restricted Person to deliver from time to time specified volumes of oil, gas or other hydrocarbons produced or to be produced from the Oil and Gas Properties located in the Appalachian region to any gathering, treating, transportation or processing system.

“Appalachia Proved Projected Production” has the meaning given such term in Section 7.10.

“Material Contract” means any contract or other arrangement to which any Restricted Person is a party (other than the Loan Documents) that is materially significant to the Restricted Persons on a Consolidated basis.

“Specified Counterparties” means each hedge counterparty listed in Schedule 5.

(b)                             The following defined terms in Section 1.1 of the Original Agreement are hereby amended and restated in their entirety to read as follows:

“Approved Counterparties” means a counterparty to a Hedging Contract that at the time of entering into such Hedging Contract (a) is a Lender Counterparty, (b) is a Person whose corporate rating is A- or higher by S&P or whose senior unsecured long-term debt obligations are rated A- or higher by S&P, (c) is a Specified Counterparty, or (d) is any other Person satisfactory to Administrative Agent in its discretion; provided that (i) if any Specified Counterparty at any time fails to satisfy the credit rating set forth next to its name on Schedule 5 (as applicable, the “Rating Requirement”), an Affiliate of such Specified Counterparty that does satisfy the applicable Rating Requirement (each, a “Guarantor Affiliate”) shall have executed a guaranty (in form and substance satisfactory to Administrative Agent) of such Specified Counterparty’s obligations in respect of any and all Hedging Contracts entered into with Borrower, and (ii) if any Specified Counterparty (or its Guarantor Affiliate, as applicable) at any time fails to satisfy the Rating Requirement for such Specified Counterparty, such Specified Counterparty shall cease to be an “Approved Counterparty” with respect to any Hedging Contracts proposed to be entered into with such Specified Counterparty after such date; provided, further, that Administrative Agent may at any time elect to waive the requirements of clause (i) or clause (ii) of the foregoing proviso at its sole discretion, which waiver, if any, and the specific terms thereof, will be confirmed promptly in writing to Borrower.

“Majority Lenders” means Administrative Agent and at least two (if more than one Lender) Lenders whose aggregate Percentage Shares exceed fifty percent (50.0%); provided that the Percentage Share of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Contracts” means (a) the Management Services Agreement, (b) the Acquisition & Joint Development Agreement, and (c) any other contract or other arrangement to which any Restricted Person is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to cause a Material Adverse Change, excluding only contracts and oil and gas leases that are specifically listed on an Exhibit or Schedule to any Security Document.

“Oil and Gas Properties” means, all of the following which are, at the time in question, owned by any of the Restricted Persons: (i) all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and (ii) all oil and gas gathering, treating, storage, processing and handling assets, (iii) all pipelines, and (iv) all platforms, wells wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment.

“Required Lenders” means Administrative Agent and at least two (if more than one Lender) Lenders whose aggregate Percentage Shares equal or exceed sixty-six and two-thirds percent (66 2/3%); provided that the Percentage Share of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

(c)                                  The following defined terms in Section 1.1 of the Original Agreement are hereby deleted in their entirety:  “Caiman Gathering Agreement”, “Gathering Operating Agreement”, the second instance of “Management Services Agreement” (which immediately follows the defined term Maximum Drawing Amount), and “Systems”.

Section 2.2.                                 Subsequent Determinations of Borrowing Base.  Subsections (a) and (c) of Section 2.9 of the Original Agreement are hereby amended and restated in their entirety to read as follows:

(a)                                 Scheduled Determinations.  By March 15 and September 15 of each year, Borrower shall furnish to each Lender all information, reports and data which

Administrative Agent has then reasonably requested concerning Restricted Persons’ businesses and properties (including their Oil and Gas Properties and interests and the reserves and production relating thereto), together with, as applicable, the Engineering Report as of December 31 of such year described in Section 6.2(d) or as of July 1 of such year described in Section 6.2(e).  Within thirty days after receiving such information, reports and data, or as promptly thereafter as practicable, Administrative Agent shall determine the amount of a proposed Borrowing Base; and Administrative Agent shall then deliver to each Lender such proposed Borrowing Base.  Within fifteen days after the Lenders’ receipt of such proposed Borrowing Base, or as promptly thereafter as practicable, Required Lenders shall agree upon an amount for the Borrowing Base (provided that all Lenders must agree on any increase in the Borrowing Base), which need not be equal to such proposed Borrowing Base.  Required Lenders shall determine the amount of the Borrowing Base based upon (a) the loan collateral value which they in their discretion assign to the discounted net present value of the various Oil and Gas Properties of Restricted Persons included in the Collateral at the time in question, and (b) such other credit factors (including the assets, liabilities, cash flow, hedged and unhedged exposure to price, foreign exchange rate, and interest rate changes, business, properties, prospects, management and ownership of Restricted Persons) as they in their discretion deem significant.  If Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) have not approved the Borrowing Base within the fifteen day period after their receipt of such proposed Borrowing Base, Administrative Agent shall poll Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) and such amount shall then become the Borrowing Base.  Administrative Agent shall by notice to Borrower designate such amount as the new Borrowing Base available to Borrower hereunder, which designation shall take effect immediately on the date such notice is sent (such date, and any other date on which notice of a newly determined Borrowing Base is sent to Borrower, herein called a “Determination Date”) and shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined.  IT IS EXPRESSLY UNDERSTOOD THAT LENDERS AND ADMINISTRATIVE AGENT HAVE NO OBLIGATION TO AGREE UPON OR DESIGNATE THE BORROWING BASE AT ANY PARTICULAR AMOUNT, WHETHER IN RELATION TO THE MAXIMUM CREDIT AMOUNT OR OTHERWISE, AND THAT LENDERS’ COMMITMENTS TO ADVANCE FUNDS HEREUNDER IS DETERMINED BY REFERENCE TO THE BORROWING BASE FROM TIME TO TIME IN EFFECT, WHICH BORROWING BASE SHALL BE USED FOR CALCULATING COMMITMENT FEES UNDER SECTION 2.5 AND, TO THE EXTENT PERMITTED BY LAW AND REGULATORY AUTHORITIES, FOR THE PURPOSES OF CAPITAL ADEQUACY DETERMINATION AND REIMBURSEMENTS UNDER SECTION 3.2.

(c)                                  Special Determinations.  In addition to the redeterminations of the Borrowing Base pursuant to subsection (a) of this section, Borrower and Administrative Agent (or Administrative Agent at the request of Required Lenders) may each request additional determinations (“Special Determinations”) of the Borrowing Base from time to time; provided, that (i) Borrower may not request more than three (3) Special Determinations in any calendar year and no more than two (2) Special Determinations between Scheduled Determinations, and (ii) Administrative Agent (or Administrative Agent at the request of Required Lenders) may not request more than three (3) Special

Determinations in any calendar year and no more than two (2) Special Determinations between Scheduled Determinations (unless such request occurs during the continuance of an Event of Default).  In the event Administrative Agent (or Administrative Agent at the request of Required Lenders) requests such a Special Determination, Administrative Agent shall promptly deliver notice of such request to Borrower and Borrower shall, within twenty (20) days following the date of such request, deliver to Lenders an Engineering Report prepared by Staff Engineers as of the last day of the calendar month preceding the date of such request and audited by Independent Engineers (or prepared by Independent Engineers) and such other information which Administrative Agent shall have reasonably requested.  In the event Borrower requests a Special Determination, Borrower shall deliver written notice of such request to Lenders which shall include (i) an Engineering Report prepared by Staff Engineers as of a date not more than thirty (30) days prior to the date of such request (or, in the case of a request made on the 31st day of any calendar month, thirty-one (31) days); provided that if Administrative Agent so requests in connection with an Asset Acquisition, such Engineering Report shall be prepared by Independent Engineers, (ii) the amount of the Borrowing Base requested by Borrower and to become effective on the Determination Date applicable to such Special Determination, and (iii) such other information which Administrative Agent shall have reasonably requested.  Upon receipt of such Engineering Report and other information, Administrative Agent shall, subject to approval of Required Lenders, or all Lenders in the event of a proposed increase in the Borrowing Base, redetermine the Borrowing Base in accordance with the procedure set forth in subsection (a) of this section, which Borrowing Base shall become effective on the Determination Date (or as soon thereafter as Administrative Agent and Required Lenders, or all Lenders in the event of a proposed increase in the Borrowing Base, approve such Borrowing Base and provide notice thereof to Borrower).

Section 2.3.                                 Title to Properties.  Clause (a) of the first sentence of Section 5.16 of the Original Agreement is hereby amended to delete the words “Systems and all other” therefrom.  The penultimate sentence of Section 5.16 of the Original Agreement is hereby amended to delete the introductory clause thereto that reads “Other than with respect to certain property that may constitute part of the Systems, no” and to replace such introductory clause with the word “No”.

Section 2.4.                                 Material Contracts.  Article V of the Original Agreement is hereby amended to include a new Section 5.21 thereto to read as follows:

Section 5.21.  Material Contracts.  Each Material Contract is in full force and effect.  No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any Material Contract.

Sections 5.21, 5.22, 5.23 and 5.24 of the Original Agreement are hereby re-numbered accordingly.

Section 2.5.                                 Books, Financial Statements and Reports.  (a)  Each reference to the words “ninety (90) days” in subsections (a) and (g) of Section 6.2 of the Original Agreement is hereby amended to read “one hundred twenty (120) days”.

(b)                                 Each reference to the words “forty-five (45) days” in subsections (b), (c) and (f) of Section 6.2 of the Original Agreement is hereby amended to read “sixty (60) days”.  The words “forty-five days” in subsection (i) of Section 6.2 are hereby amended to read “sixty (60) days”.

(c)                                  Subsection (f) of Section 6.2 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

(f)                                   As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, a report describing by lease or unit the gross volume of production and sales attributable to production during such Fiscal Quarter from the properties described in the most recent Engineering Report and describing the related severance taxes, other taxes, and leasehold operating expenses and capital costs attributable thereto and incurred during such quarter.

(d)                                 Section 6.2 of the Original Agreement is hereby amended to add a new subsection (l) and a new subsection (m) at the end thereof to read as follows:

(l)                                     For any Fiscal Quarter during which Borrower or any of its Subsidiaries has any Appalachia Gathering Contract in effect, a report certified by a Responsible Officer of Borrower (in form reasonably satisfactory to Administrative Agent) of each such Appalachia Gathering Contract in effect during such Fiscal Quarter (setting forth the notional amounts or volumes of oil, gas or other hydrocarbons separately on a monthly basis).  Such report shall also provide (i) a listing of all other Appalachia Gathering Contracts of Borrower and each of its Subsidiaries as of the date of such report, setting forth the term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement, and (ii) the percentage of monthly Appalachia Proved Projected Production committed pursuant to all Appalachia Gathering Contracts then in effect, through and including the last month for which any such volumes are thereby committed.

(m)                             As soon as available, and in any event within five (5) Business Days of execution, a copy of each Appalachia Gathering Contract that any Restricted Person enters into from time to time.

Section 2.6.                                 Environmental Matters.  The second sentence of subsection (a) of Section 6.12 of the Original Agreement is hereby amended to delete the words “Systems and the other” therefrom.

Section 2.7.                                 Agreement to Deliver Security Documents.  Subsections (a) and (c) of Section 6.16 of the Original Agreement are hereby amended and restated in their entirety to read as follows:

(a)                                 At all times the Secured Obligations shall be secured by first and prior Liens (subject only to Permitted Liens) covering and encumbering (i) the Minimum Collateral Amount, (ii) all of the issued and outstanding Equity of each Subsidiary of Borrower, and (iii) all other personal property of the Restricted Persons.  On the Closing Date, each Restricted Person shall deliver to Administrative Agent for the ratable benefit of each Lender, Security Documents covering the foregoing, each in form and substance acceptable to Administrative Agent.

(c)                                  Borrower also agrees to deliver favorable title opinions or updates of title opinions from legal counsel reasonably acceptable to Administrative Agent (or other title information satisfactory to Administrative Agent in its sole discretion) with respect to (at Borrower’s election) either (i) at least eighty percent (80%) of the Present Value of the Proved Reserves that comprise the Borrowing Base Properties or (ii) (A) at least ninety-five percent (95%) of the Present Value of the Proved Developed Producing Reserves that comprise the Borrowing Base Properties and (B) a percentage satisfactory to Administrative Agent in its sole discretion of the Present Value of the Proved Developed Nonproducing Reserves and the Proved Undeveloped Reserves that comprise the Borrowing Base Properties; and confirming that such Restricted Person has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens.

Section 2.8.                                 Systems.  Section 6.21 of the Original Agreement is hereby deleted in its entirety and the section heading therefor is hereby amended to read “[Reserved]”.

Section 2.9.                                 Appalachia Gathering Contracts.  The penultimate sentence of Section 7.10 of the Original Agreement is hereby amended in its entirety to read as follows:

No Restricted Person will enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services that obligates it to pay for such goods or services regardless of whether they are delivered or furnished to it, except for (a) any such contracts or arrangements approved in writing by Administrative Agent from time to time in its sole discretion and (b) Appalachia Gathering Contracts entered into in the ordinary course of business, provided that, with respect to such Appalachia Gathering Contracts, at all times: (i) no such contract commits volumes of oil, gas or other hydrocarbons for a term of more than sixty (60) months; (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed 85% of Restricted Persons’ aggregate Total Proved Projected Production with respect to the Oil and Gas Properties located in the Appalachian region (determined, for the avoidance of doubt, based on Restricted Persons’ gross working interest (as opposed to net revenue interest) in such Oil and Gas Properties) (herein, “Appalachia Proved Projected Production”), provided that if at any time such percentage exceeds 85% but is less than or equal to 100% with respect to any month due to changes in such Total Proved Projected Production, then the provisions of this clause (ii) shall be deemed satisfied, but no Restricted Person shall enter into any other Appalachia Gathering Contract with respect to such month so long as such percentage exceeds 85%; (iii) no such contract provides for a price to be charged in excess of the then-prevailing market price in the geographic region, as determined by the Borrower in its commercially reasonable discretion; (iv) no such contract requires any Restricted Person to put up money, assets, or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder; (v) no such contract provides for any material term that is materially less favorable to such Restricted Person from the comparable term(s) as set forth in that certain Amended & Restated Gas Gathering Agreement dated effective October 1, 2013 between Vista Gathering and Vantage Appalachia II, as such contract is in effect on the date of this Agreement, as the same may be amended to add a minimum volume commitment thereunder (the “Existing Gathering Agreement”), and (vi) the net gathering fees in any such contract shall not be materially higher than the net gathering fees provided for by the Existing Gathering Agreement.

Section 2.10.                          Borrowing Base.  Pursuant to Section 2.9 of the Credit Agreement, Administrative Agent and Lenders hereby notify Borrower that from the date hereof until but not including the next Determination Date the Borrowing Base shall be $27,000,000; and by its execution hereof, Borrower (a) accepts the foregoing Borrowing Base and (b) acknowledges the occurrence of both the Engineering Effective Date and the BB Activation Date for all purposes under the Credit Agreement.

Section 2.11.                          Specified Counterparties.  The Original Agreement is hereby amended to include a new Schedule 5 attached thereto to read as set forth in Schedule 5 hereto.

Section 2.12.                          Lenders Schedule.  Schedule 3 of the Original Agreement is hereby amended in its entirety to read as set forth in Schedule 3 to this Amendment.

Section 2.13.                          Addition of New Lenders.  As of the date hereof, each New Lender will be a Lender under the Original Agreement.  Each Existing Lender and each New Lender hereby agree that it shall have a Percentage Share in the amount set forth opposite such Lender’s name on the Lenders Schedule attached hereto as Schedule 3 under the heading “Percentage Share”.  By its execution and delivery of this Amendment, each New Lender hereby assumes all of the rights and obligations of a Lender under the Credit Agreement to the extent of its Percentage Share.

Section 2.14.                          Representations and Warranties of New Lenders.  Each New Lender hereby represents and warrants that it:

(a)                                 intends to be a Lender party to the Credit Agreement and undertakes to perform all the obligations expressed therein as a Lender;

(b)                                 has received a copy of the Original Agreement and this Amendment, together with copies of the most recent financial statements delivered pursuant to Section 6.2 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and become a Lender under the Credit Agreement on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any Lender;

(c)                                  if applicable, has delivered to Administrative Agent the forms prescribed by the Internal Revenue Service of the United States certifying as to its status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to it under the Credit Agreement and the other Loan Documents or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty; and

(d)                                 meets all requirements of an Eligible Assignee.

Section 2.15.                          Agreements of New Lenders.  Each New Lender hereby:

(a)                                 agrees that it will, independently and without reliance upon Administrative Agent, LC Issuer, or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any of the other Loan Documents;

(b)                                 agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement and the Loan Documents are required to be performed by it as a Lender; and

(c)                                  appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

Section 2.16.                          Accession to Credit Agreement.  Upon execution of this Amendment by each New Lender and the effectiveness of this Amendment pursuant to Article IV hereof, each New Lender shall be a Lender party to the Credit Agreement for all purposes, and shall have the rights and obligations of a Lender thereunder.

Section 2.17.                          Allocation.  Lenders hereby authorize Administrative Agent and Borrower to request Loans from the Lenders, and to make prepayments of Loans in order to ensure that, upon the effectiveness of this Amendment, the Loans of the Lenders shall be outstanding on a ratable basis in accordance with their respective Percentage Shares as set forth on the Lenders Schedule, as amended hereby, and no such borrowing, prepayment or reduction shall violate any provisions of the Credit Agreement, but shall be subject to the provisions of Section 3.4 of the Credit Agreement.  Lenders hereby confirm that, from and after the effective date of this Amendment, all participations of Lenders in respect of Letters of Credit outstanding under the Credit Agreement shall be based upon the Percentage Shares of Lenders (after giving effect to this Amendment), and each New Lender shall be deemed to have acquired its Percentage Share allocated to it from the Existing Lenders pursuant to the terms of the Assignment and Assumption attached as Exhibit F to the Credit Agreement as if each such New Lender and Existing Lender had executed an Assignment and Assumption with respect to such allocation.

Section 2.18.                          Changes in Percentage Shares.  Each Lender hereby agrees that its Percentage Share shall be the amount set forth opposite such Lender’s name on Schedule 3 to this Amendment.

ARTICLE III.

CONSENT AND WAIVER

Section 3.1.                                 Vista Gathering Disposition.  Borrower has advised Administrative Agent and Lenders that it desires to sell, transfer or otherwise dispose of all of its right, title and interest in the Vista Gathering System (as ultimately consummated, the “VG Disposition”), and make one or more Distributions of Net Cash Proceeds in respect of such Disposition to the holders of Borrower’s Equity (collectively, the “VG Distribution” and, together with the VG Disposition, the “VG Transactions”).  The VG Disposition and VG Distribution are not permitted by Sections 7.5 and 7.6 of the Credit Agreement, respectively, and, accordingly, Borrower has requested that Administrative Agent and Required Lenders consent to the VG Transactions and, in anticipation of the VG Disposition, release their Liens in the Vista Gathering System concurrently with the effectiveness of this Amendment.  Administrative Agent and Required Lenders are willing to grant such requests upon the terms and conditions set forth herein.  Accordingly, Administrative Agent and Required Lenders hereby:

(a)                                 consent to the VG Disposition, provided that on or before the date of the VG Disposition, Borrower shall have delivered to Administrative Agent a certificate (in form and detail satisfactory to Administrative Agent) signed by a Responsible Officer of Borrower describing the terms of the VG Disposition and certifying that:

(i)                                     no Default or Event of Default has occurred and that is continuing on the date thereof or would result from the consummation of the VG Disposition, and

(ii)                                  the Board of Managers of Borrower has duly authorized and approved the terms of the VG Disposition;

(b)                                 release and discharge their Liens in the Vista Gathering System pursuant to the Release, counterparts of which are being delivered to Borrower concurrently herewith; and

(c)                                  consent to the VG Distribution, provided that:

(i)                                     the VG Distribution is consummated on or before December 31, 2014,

(ii)                                  the VG Distribution is made in an amount not to exceed the Net Cash Proceeds received by Borrower in respect of the VG Disposition, and

(iii)                               on or before the date of any VG Distribution, Borrower shall have delivered to Administrative Agent a certificate (in form and detail satisfactory to Administrative Agent) signed by a Responsible Officer of Borrower describing the amount of such Distribution and certifying, as of the date of such Distribution, that:

(A)                               no Default or Event of Default has occurred and that is continuing on the date thereof or would result from the making of such Distribution,

(B)                               the Board of Managers of Borrower has duly authorized and approved the amount of such Distribution,

(C)                               immediately after giving pro forma effect to such Distribution on the day of such Distribution, the ratio of (A) (1) Consolidated Debt as of such day minus (2) the pro forma amount of available cash on Borrower’s balance sheet, to (B) (1) Adjusted Consolidated EBITDAX calculated and measured for the three most recent consecutive calendar months then ended multiplied by four (4), minus (2) non-recurring extraordinary charges (comprised of legal, title and other specific transaction fees) associated with Material Transactions or Material Debt Financings for such three month period approved by Administrative Agent in its reasonable discretion, is not greater than 4.0 to 1.0, and

(iv)                              Immediately after giving pro forma effect to such Distribution on the day of such Distribution, the Unused Borrowing Base plus available cash on Borrower’s balance sheet as of such day is not less than $50,000,000.

Section 3.2.                                 December 2013 Engineering Report.  Administrative Agent and Required Lenders hereby agree that the Engineering Report required to be delivered by March 15, 2014 and prepared by Independent Engineers as of December 31, 2013 pursuant to Section 6.2(d) of the Credit Agreement may be prepared by Staff Engineers as of such date.

ARTICLE IV.

CONDITIONS OF EFFECTIVENESS

Section 4.1.                                 Effective Date. This Amendment shall become effective as of the date first above written when and only when:

(a)                                 Amendment Documents. Administrative Agent shall have received duly executed and delivered counterparts of each Amendment Document (i) in form, substance and date satisfactory to Administrative Agent, and (ii) in such numbers as Administrative Agent or its counsel may reasonably request.

(b)                                 Officer’s Certificate. Administrative Agent shall have received a certificate of Responsible Officer of Borrower and each other Restricted Person certifying as of the date of this Amendment (i) the Organizational Documents of Borrower and such other Restricted Persons or that there have been no changes to the Organizational Documents of Borrower and such other Restricted Persons since the Closing Date, (ii) the resolutions of Borrower and each such other Restricted Persons approving this Amendment, the other Amendment Documents and the related transactions (which certification may, if applicable, be by reference to previously adopted resolutions), and (iii) the signature and incumbency certificates of the officers of Borrower and each such other Restricted Persons authorized to execute the Amendment and the other Amendment Documents (which certification may, if applicable, be by reference to previously delivered incumbency certificates).

(c)                                  Existence and Good Standing Certificates. Administrative Agent shall have received an existence and good standing certificate from the applicable Governmental Authority of Borrower’s and each such other Restricted Person’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the effectiveness of this Amendment.

(d)                                 Fees.  Borrower shall have paid to Administrative Agent the fees described in the fee letter of even date herewith between Borrower and Administrative Agent, the fees due in respect of the occurrence of the “AA Fee Activation Date” as of the date hereof (as such term is defined in the fee letter dated September 24, 2012 between Borrower and Administrative Agent), all other fees in connection with such Loan Documents, and all fees and reimbursements to be paid to Administrative Agent pursuant to any Loan Documents, or otherwise due Administrative Agent and including fees and disbursements of Administrative Agent’s attorneys.

(e)                                  Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Amendment and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(f)                                   Due Diligence. Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including a review of their Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the transactions contemplated by this Amendment.

(g)                                  Other Documentation. Administrative Agent shall have received all documents and instruments that Administrative Agent has then reasonably requested, in addition to those described in this Section 4.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Section 5.1.                                 Representations and Warranties of Borrower. In order to induce each Lender to enter into this Amendment, Borrower represents and warrants to each Lender that:

(a)                                 All representations and warranties made by any Restricted Person in any Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of time of the effectiveness hereof as if such representations and warranties had been made as of the time of the effectiveness hereof, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders and Administrative Agent, in which case such representation or warranty was true and correct in all respects on and as of such earlier date.

(b)                                 Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Amendment Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

(c)                                  The execution and delivery by the various Restricted Persons of the Amendment Documents to which each is a party, the performance by each of its obligations under such Amendment Documents, and the consummation of the transactions contemplated by the various Amendment Documents, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any Law in any material respect, (ii) the Organizational Documents of any Restricted Person, or (iii) any material judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required on the part of or in respect of a Restricted Person in connection with the execution, delivery or performance by any Restricted Person of any Amendment Document to which it is a party or to consummate any transactions contemplated thereby.

(d)                                 This Amendment is, and the other Amendment Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person that is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and conveyance or similar Laws of general application relating to the enforcement of creditors’ rights and by general equitable principles related to enforceability.

(e)                                  The audited annual Consolidated financial statements of Borrower dated as of December 31, 2012 and the unaudited quarterly Consolidated financial statements of Borrower dated as of June 30, 2013 fairly present, in all material respects, Borrower’s Consolidated financial position at the date thereof and the Consolidated results of Borrower’s operations and Borrower’s Consolidated cash flows for the period thereof.  Since the date of such audited annual Consolidated financial statements no Material Adverse Change has occurred.  All such financial statements were prepared in good faith based on assumptions specified therein with such pro forma adjustments as have been accepted by Administrative Agent.

ARTICLE VI.

MISCELLANEOUS

Section 6.1.                                 Ratification of Agreements. The Original Agreement as hereby amended is hereby ratified and confirmed in all respects. The Loan Documents, as they may be amended or affected by the various Amendment Documents, are hereby ratified and confirmed in all respects. Any reference to the Credit Agreement in any Loan Document will be deemed to be a reference to the Original Agreement as hereby amended. The execution, delivery and effectiveness of this Amendment and the other Amendment Documents shall not, except as expressly provided herein or therein, operate as a waiver of any right, power or remedy of

Lenders under the Credit Agreement, the Notes, or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement, the Notes or any other Loan Document.

Section 6.2.                                 Survival of Agreements. All of each Restricted Person’s various representations, warranties, covenants and agreements in the Amendment Documents shall survive the execution and delivery thereof and the performance thereof, including the making or granting of the Loans and the delivery of the Amendment Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. All statements and agreements contained in any certificate or instrument delivered by any Restricted Person hereunder or under the Credit Agreement to any Lender shall be deemed to constitute representations and warranties by, and/or agreements and covenants of, Borrower under this Amendment and under the Credit Agreement.

Section 6.3.                                 Loan Documents.  The Amendment Documents are each a Loan Document, and all provisions in the Credit Agreement pertaining to Loan Documents apply thereto.

Section 6.4.                                 Governing Law.  This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Colorado.

Section 6.5.                                 Interpretive Provisions.  Section 1.3 of the Credit Agreement is incorporated herein by reference herein as if fully set forth.

Section 6.6.                                 Counterparts; Fax.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

THIS AMENDMENT AND THE OTHER AMENDMENT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES HERETO.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

VANTAGE ENERGY II, LLC,
as Borrower

By:	/s/ Thomas B. Tyree, Jr.
Thomas B. Tyree, Jr.
President, Chief Financial Officer and
Secretary

WELLS FARGO BANK, N.A.
Administrative Agent, LC Issuer and a Lender

By:	/s/ Michaela Braun
Michaela Braun
Director

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Terry Donovan
Name: Terry Donovan
Title: Managing Director

SCHEDULE 3

LENDERS SCHEDULE

	Percentage Share	Amount
Domestic Lending Office:

Wells Fargo Bank, N.A.	62.962962963%	$314,814,814.81
1700 Lincoln, 6th Floor
Denver, CO 80203
Tel: 303-863-5793
Fax: 303-863-5196

Eurodollar Lending Office:

Same.

Domestic Lending Office:

The Bank of Nova Scotia	37.037037037%	$185,185,185.19
711 Louisiana St., Suite 1400
Houston, TX 77002
Tel: 713-759-3428
Fax:

Eurodollar Lending Office:

Same.

Total	100%	$500,000,000.00

SCHEDULE 5

SPECIFIED COUNTERPARTIES

Counterparty	Guarantor Affiliate (if applicable)	Credit Rating (corporate or senior unsecured long-term debt)
BP Energy Company	BP Corporation North America	A-
NextEra Energy Power Marketing, LLC	NextEra Energy Capital Holdings, Inc.	A-
Sequent Energy Management, L.P.	AGL Resources Inc.	BBB+
eServices, LLC	Centerpoint Energy Resources Corp.	A-
ProLiance Energy, LLC	Energy Transfer Partners, L.P.	BBB-

CONSENT AND AGREEMENT

This Consent and Agreement is made as of December 3, 2013 by each of the undersigned Guarantors and is being executed in connection with that certain First Amendment to Credit Agreement dated as of even date herewith (the “First Amendment”) by and among VANTAGE ENERGY II, LLC, a Delaware limited liability company (“Borrower”), WELLS FARGO BANK, N.A., individually and as administrative agent (in such capacity, “Administrative Agent”) and as LC Issuer, and the Lenders party thereto, which amends that certain Credit Agreement, dated as of November 29, 2012 (as amended, supplemented or otherwise modified to the date hereof, the “Credit Agreement”), among Borrower, Administrative Agent and Lenders.  Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Amendment.

Each of the undersigned Guarantors hereby (i) consents to the provisions of the Amendment Documents (as defined in the First Amendment) and the transactions contemplated therein, (ii) ratifies and confirms the Guaranty dated as of November 29, 2012 (as amended, supplemented or otherwise modified to the date hereof, the “Guaranty”) made by it and the other Guarantors party thereto in favor of Administrative Agent for the benefit of the Guaranteed Parties (as such term is defined therein) and the other Loan Documents to which it is a party, (iii) agrees that all of its respective obligations and covenants thereunder shall remain unimpaired by the execution and delivery of the First Amendment and the other Amendment Documents, (iv) represents and warrants to the Lender Parties that each representation and warranty made with respect to it in any Amendment Document is true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of time of the effectiveness of the First Amendment as if such representations and warranties had been made as of the time of the effectiveness of the First Amendment (except to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty is true and correct in all respects as of such specific date), and (v) agrees that the Guaranty and such other Loan Documents remain in full force and effect.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the foregoing certifications are made and delivered as of the date first referenced above.

VISTA GATHERING, LLC

By:	/s/ Thomas B. Tyree, Jr.
Thomas B. Tyree, Jr.
President, Chief Financial Officer and
Secretary

VANTAGE ENERGY APPALACHIA II LLC

By:	/s/ Thomas B. Tyree, Jr.
Thomas B. Tyree, Jr.
President, Chief Financial Officer and
Secretary